EXHIBIT 99

MB Financial, Inc. 801 West Madison Street Chicago, Illinois 60607 (312) 421-7600 NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
(773) 645-7866
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial, Inc. reports record earnings for the second quarter, a 13.4% increase in net income

CHICAGO, July 29, 2003 – MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A. (collectively, the Banks), announced today second quarter results for 2003.  The Company had net income of $13.1 million for the second quarter of 2003 compared to $11.5 million for the second quarter of 2002, an increase of 13.4%.   Fully diluted earnings per share for the second quarter of 2003 increased 12.5% to $0.72 compared to $0.64 per share in the second quarter of 2002.

Mitchell Feiger, President and Chief Executive Officer of MBFI said, “Our earnings remained strong during the period despite the impact of the current interest rate environment on margins.

The Company had the following significant items that occurred during the second quarter of 2003:

•	Sold our Dallas, Texas affiliate, Abrams Centre Bancshares, Inc. (Abrams), for a gain of $3.1 million. This gain excludes $300 thousand in litigation costs incurred to settle a lawsuit against Abrams prior to closing the sale.

•	Paid off $8.1 million in long-term Federal Home Loan Bank (FHLB) advances resulting in a prepayment penalty of $1.1 million.

•	Wrote off $1.0 million in costs capitalized for the planning and construction of a new headquarters facility due to the decision to pursue the more cost effective option of buying an existing building.

•	Sold $47.0 million in investment securities available for sale resulting in a loss of $379 thousand.

With the sale of Abrams, paying down certain long-term borrowings with high interest rates and selling low yield investment securities during the period, as noted above, we believe our balance sheet is well positioned for the future.”

RESULTS OF OPERATIONS

Second Quarter Results

The Company reported net income of $13.1 million for the second quarter of 2003 compared to $11.5 million for the second quarter of 2002.  Net interest income, the largest component of net income, was $34.7 million for the three months ended June 30, 2003, an increase of $828 thousand, or 2.4% from $33.9 million for the second quarter of 2002.  Net interest income grew primarily due to a $452.4 million, or 13.5% increase in average interest earning assets, which offset a 40 basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.72% from the comparable 2002 period.  The increase in average interest earning assets was due to the acquisition of South Holland in the first quarter of 2003 and growth of the Company’s commercial lending business.

The provision for loan losses declined by $1.7 million to $2.1 million in the second quarter of 2003 from $3.8 million in the comparable 2002 period.  The decrease is a result of an improved economic outlook with respect to credit risk and a reduction in credit risk on lease loans to Kmart Corporation, which emerged from Chapter 11 reorganization during the second quarter of 2003.

Other income increased $8.5 million, or 90.1% to $17.8 million for the quarter ended June 30, 2003 from $9.3 million for the comparable 2002 period.  Gain on sale of bank subsidiary contributed $3.1 million in the second quarter of 2003, reflecting the sale of Abrams, the Company’s banking subsidiary located in Dallas, Texas.  Trust and brokerage fees increased by $2.9 million due to a $2.0 million increase in brokerage fees and a $926 thousand increase in income from fiduciary activities.   Brokerage fees increased due to additional revenues generated by MB Financial Bank’s wholly owned full service broker/dealer, Vision Investment Services, Inc. (Vision), acquired in the South Holland merger.  The $926 thousand increase in fiduciary income was primarily due to the addition of South Holland’s trust business and a shift in customer preference from non-managed accounts to managed accounts, which generate higher fees.   Net lease financing increased by $2.3 million, primarily due to $1.9 million in additional revenues resulting from the acquisition of LaSalle Systems Leasing, Inc. (LaSalle) in the third quarter of 2002 and improved residual performance within the lease investment portfolio.  Deposit service fees increased by $1.4 million due to a $1.3 million increase in NSF and overdraft fees, which grew due to the acquisition of South Holland and the introduction of a new overdraft protection product in January 2003.   Other operating income increased $468 thousand primarily due to an additional $570 thousand in gains on sale of loans.  Offsetting these increases, net gain (loss) from security transactions declined by $1.1 million due to a loss of $379 thousand incurred in 2003 compared to a $693 thousand gain in 2002.   The 2003 loss was due to the disposal of certain securities as part of the Company’s efforts to better position its balance sheet for continued strong earnings.   Loan service fees also declined $579 thousand due to lower home equity line of credit servicing fees.

Other expense increased by $8.6 million, or 38.0% to $31.3 million for the three months ended June 30, 2003 from $22.7 million for the three months ended June 30, 2002.   Salaries and employee benefits increased by $3.9 million due to the South Holland and LaSalle acquisitions and the Company’s continued investment in personnel.   Professional and legal expense increased by $1.9 million.  This increase was primarily due to the write off of $1.0 million in costs associated with planning construction of a new corporate headquarters prior to management’s decision to pursue the more cost-effective option of purchasing an existing structure.  In conjunction with the sale of Abrams, the Company settled litigation costing approximately $300 thousand.   Additionally, the Company incurred approximately $400 thousand in legal expense as the plaintiff in litigation defending its corporate trademark.  Prepayment penalty on Federal Home Loan Bank advances increased by $1.1 million due to a penalty incurred in the 2003 quarter on the payoff of $8.1 million in long-term advances as the Company looked to better position its balance sheet.  Brokerage fee expense increased by $1.1 million due to investment sales commissions paid by Vision during the 2003 period.   Other operating expense increased $361 thousand primarily due to the acquisitions referred to above.

Year-To-Date Results

The Company had net income of $25.5 million for the first six months of 2003 compared to $21.9 million for the first six months of 2002, an increase of 16.5%.  Net interest income, the largest component of net income, was $68.5 million for the six months ended June 30, 2003, an increase of $3.4 million, or 5.3% from $65.1 million for the first six months of 2002.  Net interest income grew primarily due to a $485.1 million, or 14.9% increase in average interest earning assets, which offset a 34 basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.76%.  The increase in average earning assets was primarily due to the acquisition of the First National Bank of Lincolnwood (Lincolnwood) in the second quarter of 2002, South Holland in the first quarter of 2003, and growth of the Company’s commercial lending business.

The provision for loan losses declined by $2.4 million to $4.8 million in the first six months of 2003 from $7.2 million in the comparable 2002 period.  The decrease is a result of an improved economic outlook with respect to credit risk and a reduction in credit risk on lease loans to Kmart Corporation, which emerged from Chapter 11 reorganization during the second quarter of 2003.

Other income increased $14.5 million, or 82.2% to $32.2 million for the six months ended June 30, 2003 from $17.7 million for the comparable 2002 period.  Net lease financing increased by $5.0 million primarily due to $3.9 million in additional revenues from LaSalle, which was acquired in the third quarter of 2002, and improved residual performance within the lease investment portfolio.  Trust and brokerage fees increased by $4.2 million due to a $2.8 million increase in brokerage fees and a $1.3 million increase in income from fiduciary activities.  These increases were due to the acquisition of Vision, additional trust revenue from the South Holland transaction, and a shift in trust customer preference from non-managed accounts to managed accounts, which generate higher fees.  The sale of Abrams in the second quarter of 2003 resulted in a $3.1 million gain.  Deposit service fees increased by $2.9 million primarily due to a $2.3 million increase in NSF and overdraft fees, which grew due to the acquisition of South Holland and the introduction of a new overdraft protection product in January 2003.  Offsetting these increases, net gains from security transactions declined by $1.6 million due to a loss of $298 thousand in 2003 compared to a $1.3 million gain in 2002.  The 2003 loss was due to the disposal of certain securities as part of the Company’s efforts to better position its balance sheet for continued strong earnings.

Other expense increased by $14.8 million, or 33.8% to $58.6 million for the six months ended June 30, 2003 from $43.8 million for the six months ended June 30, 2002.  Salaries and employee benefits increased by $7.4 million due to the South Holland, Lincolnwood and LaSalle acquisitions and the Company’s continued investment in personnel.  Professional and legal expense increased by $1.6 million.  This increase was primarily due to the write off of $1.0 million in costs associated with planning construction of a new corporate headquarters prior to management’s decision to pursue the more cost-effective option of purchasing an existing structure.  In conjunction with the sale of Abrams, the Company settled litigation costing approximately $300 thousand.  Additionally, the Company incurred approximately $400 thousand in legal expense as the plaintiff in litigation defending its corporate trademark.   Brokerage fee expense increased by $1.6 million due to investment sales commissions paid by Vision.  Prepayment penalty on Federal Home Loan Bank advances increased by $1.1 million due to a penalty incurred in the 2003 period on the payoff of $8.1 million in long-term advances as the Company looked to better position its balance sheet.  Other operating expense, occupancy and equipment expense and computer services expense increased by $1.3 million, $836 thousand and $469 thousand, respectively, primarily due to the acquisitions referred to above.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended June 30,

	2003			2002

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,769,325	$41,876	6.07%	$2,430,137	$40,772	6.73%
Loans exempt from federal income taxes (3)	3,773	62	6.59	9,932	190	7.67
Taxable investment securities	862,053	8,895	4.13	809,200	11,178	5.54

Investment securities exempt from federal income taxes (3)	130,743	1,708	5.24	85,142	1,388	6.54
Federal funds sold	34,709	98	1.12	19,858	83	1.68
Other interest bearing deposits	7,903	20	1.02	1,874	6	1.28

Total interest earning assets	3,808,506	52,659	5.55	3,356,143	53,617	6.41

Non-interest earning assets	371,502			309,960

Total assets	$4,180,008			$3,666,103

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$690,173	$1,853	1.08%	$573,718	$1,714	1.20%
Savings deposits	475,967	914	0.77	374,726	934	1.00
Time deposits	1,684,550	11,577	2.76	1,675,491	14,811	3.55
Short-term borrowings	233,863	895	1.51	162,886	920	2.27

Long-term borrowings and redeemable preferred securities	130,360	2,066	6.27	63,223	780	4.95

Total interest bearing liabilities	3,214,913	17,305	2.16	2,850,044	19,159	2.70

Non-interest bearing deposits	547,291			474,048
Other non-interest bearing liabilities	60,780			39,736
Stockholders' equity	357,024			302,275

Total liabilities and stockholders' equity	$4,180,008			$3,666,103

Net interest income/interest rate spread (4)		$35,354	3.39%		$34,458	3.71%

Net interest margin on a fully tax equivalent basis (5)			3.72%			4.12%

Net interest margin (5)			3.66%			4.05%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes loan origination fees of $790 thousand and $747 thousand for the three months ended June 30, 2003 and 2002, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis at 35%.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

The Company’s net interest income increased $828 thousand, or 2.4% to $34.7 million for the quarter ended June 30, 2003 from $33.9 million for the second quarter of 2002.  Interest income decreased $1.0 million due to an 86 basis point decline in the yield on average interest earning assets to 5.55%.  The decrease in yield was partially offset by a $452.4 million, or 13.5% increase in average interest earning assets, comprised of a $333.0 million, or 13.6% increase in average loans, a $98.5 million, or 11.0% increase in average investment securities and a $14.9 million, or 74.8% increase in average federal funds sold.  The increase in average interest earning assets and average interest bearing liabilities is primarily due to the acquisition of South Holland in the first quarter of 2003 and growth of the Company’s commercial lending business.  The net interest margin expressed on a fully tax equivalent basis declined 40 basis points to 3.72% in the second quarter of 2003 from 4.12% in the comparable 2002 period.  Of this decline in the net interest margin, approximately 16 basis points is due to an additional $59.8 million in trust preferred securities issued in August 2002.  Premium amortization expense on mortgage-backed securities caused a further decline of 13 basis points due to higher than expected prepayments during the second quarter of 2003.  The remaining decrease is primarily due to interest margin compression caused by the continuing decline in market rates.

The net interest margin expressed on a fully tax equivalent basis declined by 7 basis points to 3.72% in the second quarter of 2003 from 3.79% in the first quarter of 2003 primarily due to interest margin compression caused by the continuing decline in market rates.

AVERAGE BALANCES, INTEREST RATES AND YIELDS - Continued
(Dollars in thousands)

	Six Months Ended June 30,

	2003			2002

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,720,064	$83,369	6.18%	$2,364,158	$79,252	6.76%
Loans exempt from federal income taxes (3)	3,788	128	6.81	9,994	352	7.10
Taxable investment securities	865,783	18,040	4.17	778,353	21,784	5.64

Investment securities exempt from federal income taxes (3)	112,182	3,158	5.68	81,455	2,685	6.65
Federal funds sold	33,458	186	1.11	20,542	171	1.68
Other interest bearing deposits	7,587	36	0.96	3,287	24	1.47

Total interest earning assets	3,742,862	104,917	5.65	3,257,789	104,268	6.45

Non-interest earning assets	359,019			304,588

Total assets	$4,101,881			$3,562,377

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$661,798	$3,443	1.05%	$572,151	$3,533	1.25%
Savings deposits	455,141	1,789	0.79	356,324	1,758	0.99
Time deposits	1,677,690	23,968	2.88	1,586,160	29,239	3.72
Short-term borrowings	229,421	1,813	1.57	179,773	2,048	2.30

Long-term borrowings and redeemable preferred securities	130,375	4,205	6.41	62,813	1,520	4.88

Total interest bearing liabilities	3,154,425	35,218	2.25	2,757,221	38,098	2.79

Non-interest bearing deposits	539,275			464,608
Other non-interest bearing liabilities	55,509			39,831
Stockholders' equity	352,672			300,717

Total liabilities and stockholders' equity	$4,101,881			$3,562,377

Net interest income/interest rate spread (4)		$69,699	3.40%		$66,170	3.66%

Net interest margin on a fully tax equivalent basis (5)			3.76%			4.10%

Net interest margin (5)			3.69%			4.03%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes loan origination fees of $2.0 million and $1.5 million for the six months ended June 30, 2003 and 2002, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis at 35%.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

The Company’s net interest income increased $3.4 million, or 5.3% to $68.5 million for the six months ended June 30, 2003 from $65.1 million for the comparable period in 2002.  Interest income increased $562 thousand due to a $485.1 million, or 14.9% increase in average interest earning assets, comprised of a $349.7 million, or 14.7% increase in average loans, a $118.2 million, or 13.7% increase in average investment securities and a $12.9 million, or 62.9% increase in average federal funds sold.  The increase in average earning assets was offset by an 80 basis point decline in their yield to 5.65%.  The increase in average interest earning assets and average interest bearing liabilities is primarily due to the acquisition of South Holland in the first quarter of 2003 and growth of the Company’s commercial lending business.  The net interest margin expressed on a fully tax equivalent basis declined 34 basis points to 3.76% in the first six months of 2003 from 4.10% in the comparable 2002 period.  Of this decline in the net interest margin, approximately 15 basis points is due to an additional $59.8 million in trust preferred securities issued in August 2002.  Premium amortization expense on mortgage-backed securities caused a further decline of 12 basis points due to higher than expected prepayments during the 2003 period.  The remaining decrease is primarily due to interest margin compression caused by the continuing decline in market rates.

INCOME TAXES

Income tax expense for the three months ended June 30, 2003 increased $807 thousand to $6.0 million compared to $5.2 million for the comparable period in 2002.  The effective tax rate was 31.5% and 31.1% for the three months June 30, 2003 and 2002, respectively.

Income tax expense for the six months ended June 30, 2003 increased $2.0 million to $11.9 million compared to $9.9 million for the first six months of 2002.  The effective tax rate was 31.7% and 31.1% for the six months ended June 30, 2003 and 2002, respectively.

BALANCE SHEET

Total assets increased $506.8 million, or 13.5% to $4.3 billion at June 30, 2003 from $3.8 billion at December 31, 2002.  During this period, South Holland was purchased which had $560.3 million in assets at the acquisition date, and Abrams was sold, which had assets totaling $98.4 million.  Net loans increased by $220.5 million, or 8.9% to $2.7 billion at June 30, 2003 from $2.5 billion at December 31, 2002.  The increase was largely due to the acquisition of South Holland, which had net loans of $262.8 million at the acquisition date, and was partially offset by the sale of $55.7 million in residential real estate loans and the sale of Abrams, which had net loans of $27.2 million at the sale date.  Investment securities available for sale increased by $233.5 million, or 26.1%, primarily due to the acquisition of South Holland, which had investment securities available for sale of $179.0 million at the acquisition date.  This increase was partially offset by the sale of Abrams, which had $27.3 million in investment securities.  Goodwill increased by $24.4 million primarily due to goodwill in the South Holland acquisition.

Total liabilities increased by $486.7 million, or 14.2% to $3.9 billion at June 30, 2003 from $3.4 billion at December 31, 2002.  Total deposits grew by $373.4 million, or 12.4%.  The increase in deposits was largely due to $453.1 million in deposits acquired through the acquisition of South Holland, offset by $66.7 million in deposits sold in conjunction with the sale of Abrams and approximately $40.0 million in money market account customers who transferred into a securities sold under agreement to repurchase product classified as short-term borrowings.  Short-term borrowings increased by $100.4 million, or 45.1% due to increases in FHLB advances and securities sold under agreement to repurchase of $80.0 million and $51.7 million, which were partially offset by a $31.3 million decline in federal funds purchased.  Long-term borrowings decreased by $6.6 million, or 5.1% due to the prepayment of $8.1 million in FHLB advances during the second quarter of 2003.

Total stockholders’ equity increased $20.1 million, or 5.9% to $363.3 million at June 30, 2003 compared to $343.2 million at December 31, 2002.  The growth was due to net income of $25.5 million and partially offset by $5.3 million or $0.30 per share cash dividends.

At June 30, 2003, the Company’s total risk-based capital ratio was 13.13%; Tier 1 capital to risk-weighted assets ratio was 11.29% and Tier 1 capital to average asset ratio was 8.59%.  The Banks were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at June 30, 2003.

At June 30, 2003, the Company’s book value per share was $20.46.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	June 30,		December 31,		June 30,
	2003		2002		2002

	Amount	Percent	Amount	Percent	Amount	Percent

Commercial	$616,558	22.59%	$558,208	22.29%	$505,656	20.62%
Commercial loans collateralized by
assignment of lease payments	258,330	9.47%	274,290	10.95%	297,949	12.15%
Commercial real estate	1,017,469	37.28%	902,755	36.04%	904,143	36.86%
Residential real estate	372,175	13.64%	373,181	14.90%	370,011	15.09%
Construction real estate	239,807	8.79%	204,728	8.17%	181,583	7.40%
Installment and other	224,601	8.23%	191,552	7.65%	193,353	7.88%

Gross loans (1)	2,728,940	100.00%	2,504,714	100.00%	2,452,695	100.00%

Allowance for loan losses	(37,599)		(33,890)		(31,290)

Net loans	$2,691,341		$2,470,824		$2,421,405

(1)	Gross loan balances at June 30, 2003, December 31, 2002, and June 30, 2002 are net of unearned income, including net deferred loan fees of $4.3 million, $4.2 million, and $3.7 million, respectively.

Net loans increased by $220.5 million, or 8.9% to $2.7 billion at June 30, 2003 from $2.5 billion at December 31, 2002.  The increase was largely due to the acquisition of South Holland, which had net loans of $262.8 million at the acquisition date, and was partially offset by the sale of $55.7 million in residential real estate loans and the sale of Abrams, which had net loans of $27.2 million at the sale date.  Excluding the above items, construction real estate, commercial real estate, residential real estate, commercial, and installment grew by $21.8 million, $17.6 million, $9.3 million $5.1 million and $3.0 million, respectively.  Commercial loans collateralized by assignment of lease payments declined by $16.0 million as many companies are opting to purchase capital assets rather than lease in the current interest rate environment.

Net loans increased by $269.9 million, or 11.2% to $2.7 billion at June 30, 2003 from $2.4 billion at June 30, 2002.  The increase was largely due to the South Holland acquisition and growth of the commercial portfolio, offset by the sale of Abrams and the sale of $86.3 million in residential real estate loans.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollars in thousands):

	June 30,	December 31,	June 30,
	2003	2002	2002

Non-performing loans:
Non-accrual loans	$20,860	$21,359	$19,858
Loans 90 days or more past due, still accruing interest	713	624	357

Total non-performing loans	21,573	21,983	20,215

Other real estate owned	609	549	140

Other repossessed assets	21	10	42

Total non-performing assets	$22,203	$22,542	$20,397

Total non-performing loans to total loans	0.79%	0.88%	0.82%

Allowance for loan losses to non-performing loans	174.29%	154.16%	154.79%

Total non-performing assets to total assets	0.52%	0.60%	0.56%

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Balance at beginning of period	$38,973	$27,506	$33,890	$27,500
Additions from acquisition	-	1,212	3,563	1,212
Provision for loan losses	2,078	3,800	4,814	7,200
Charge-offs	(3,279)	(1,799)	(5,901)	(5,432)
Recoveries	355	571	1,761	810
Allowance related to bank subsidiary sold	(528)	-	(528)	-

Balance at June 30,	$37,599	$31,290	$37,599	$31,290

Total loans at June 30,	$2,728,940	$2,452,695	$2,728,940	$2,452,695

Ratio of allowance for loan losses to total loans	1.38%	1.28%	1.38%	1.28%

The Company maintains its allowance for loan losses at a level that management believes will be adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans, prior loss experience, and the value of underlying collateral.

Net charge-offs increased by $1.7 million in the quarter ended June 30, 2003 compared to the quarter ended June 30, 2002.  Charge-offs increased primarily due to the charge-off of two commercial real estate loans totaling $1.6 million.  The provision for loan losses declined by $1.7 million to $2.1 million in the quarter ended June 30, 2003 from $3.8 million in the quarter ended June 30, 2002.  The decrease is a result of an improved economic outlook with respect to credit risk and a reduction in credit risk on lease loans to Kmart Corporation, which emerged from Chapter 11 reorganization during the second quarter of 2003.  In the second quarter of 2003, the allowance was reduced by $528 thousand in conjunction with the sale of Abrams.  In the second quarter of 2002, $1.2 million was added to the allowance with the acquisition of Lincolnwood.

Net charge-offs declined by $482 thousand in the six months ended June 30, 2003 compared to the comparable 2002 period due to a $951 thousand increase in recoveries due to the Company’s diligent collection efforts.  The provision for loan losses declined by $2.4 million to $4.8 million in the six months ended June 30, 2003 from $7.2 million in the six months ended June 30, 2002.  In the second quarter of 2003, the allowance was reduced by $528 thousand in conjunction with the sale of Abrams.  The acquisitions of South Holland and Lincolnwood added $3.6 million and $1.2 million to the allowance in the first quarter of 2003 and second quarter of 2002, respectively.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to the Company’s future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (3) changes in management’s estimate of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and our net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) our ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of its direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; and (14) future acquisitions of other depository institutions or lines of business.

The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2003 and December 31, 2002
(Amounts in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2003	2002

ASSETS
Cash and due from banks	$106,678	$90,522
Interest bearing deposits with banks	5,935	1,954
Federal funds sold	-	16,100
Investment securities available for sale	1,127,093	893,553
Loans held for sale	12,394	8,380
Loans (net of allowance for loan losses of $37,599 at June 30, 2003
and $33,890 at December 31, 2002)	2,691,341	2,470,824
Lease investments, net	63,706	68,487
Interest only securities	1,967	5,356
Premises and equipment, net	55,928	50,348
Cash surrender value of life insurance	74,840	73,022
Goodwill, net	70,293	45,851
Other intangibles, net	8,149	2,797
Other assets	48,067	32,387

Total assets	$4,266,391	$3,759,581

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$546,116	$497,264
Interest bearing	2,846,810	2,522,301

Total deposits	3,392,926	3,019,565
Short-term borrowings	323,091	222,697
Long-term borrowings	39,358	45,998
Company-obligated mandatorily redeemable preferred securities	84,800	84,800
Accrued expenses and other liabilities	62,893	43,334

Total liabilities	3,903,068	3,416,394

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
17,754,458 shares at June 30, 2003 and 17,741,535 at December 31, 2002)	178	177
Additional paid-in capital	69,192	69,531
Retained earnings	275,415	255,241
Accumulated other comprehensive income	18,538	18,783
Less: 15,865 shares of treasury stock, at cost, at December 31, 2002	-	(545)

Total stockholders' equity	363,323	343,187

Total liabilities and stockholders' equity	$4,266,391	$3,759,581

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Interest income:
Loans	$41,916	$40,896	$83,452	$79,481
Investment securities:
Taxable	8,895	11,178	18,040	21,784
Nontaxable	1,110	902	2,053	1,745
Federal funds sold	98	83	186	171
Other interest bearing accounts	20	6	36	24

Total interest income	52,039	53,065	103,767	103,205

Interest expense:
Deposits	14,344	17,459	29,200	34,530
Short-term borrowings	895	920	1,813	2,048
Long-term borrowings and redeemable preferred securities	2,066	780	4,205	1,520

Total interest expense	17,305	19,159	35,218	38,098

Net interest income	34,734	33,906	68,549	65,107
Provision for loan losses	2,078	3,800	4,814	7,200

Net interest income after provision for loan losses	32,656	30,106	63,735	57,907

Other income:
Loan service fees	1,265	1,844	2,961	2,996
Deposit service fees	4,314	2,911	8,197	5,319
Lease financing, net	2,801	490	6,273	1,253
Trust and brokerage fees	3,929	982	6,482	2,332
Net (loss) gain on sale of securities available for sale	(379)	693	(298)	1,273
Increase in cash surrender value of life insurance	900	1,041	1,818	2,068
Gain on sale of bank subsidiary	3,083	-	3,083	-
Other operating income	1,856	1,388	3,712	2,443

	17,769	9,349	32,228	17,684

Other expense:
Salaries and employee benefits	16,096	12,182	30,779	23,404
Occupancy and equipment expense	4,161	4,163	8,752	7,916
Computer services expense	1,000	989	2,132	1,663
Other intangibles amortization expense	299	265	571	451
Advertising and marketing expense	996	815	1,965	1,624
Professional and legal expense	2,509	616	3,582	2,001
Brokerage fee expense	1,079	-	1,609	-
Prepayment penalty on Federal Home Loan Bank advances	1,146	-	1,146	-
Other operating expenses	4,027	3,666	8,079	6,737

	31,313	22,696	58,615	43,796

Income before income taxes	19,112	16,759	37,348	31,795
Income taxes	6,023	5,216	11,854	9,903

Net Income	$13,089	$11,543	$25,494	$21,892

Common share data:
Basic earnings per common share	$0.74	$0.66	$1.44	$1.25
Diluted earnings per common share	$0.72	$0.64	$1.41	$1.22
Weighted average common shares outstanding	17,735,280	17,563,806	17,724,897	17,547,693
Diluted weighted average common shares outstanding	18,165,922	17,926,360	18,133,325	17,901,767

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)

	At or For the				At or For the
	Three Months Ended				Six Months Ended

	June 30,		June 30,		June 30,		June 30,
	2003		2002		2003		2002

Performance Ratios:

Annualized return on average assets	1	.26%	1	.26%	1	.25%	1	.24%

Annualized return on average equity	14.70		15.32		14.58		14.68

Net interest rate spread	3.39		3.71		3.40		3.66

Efficiency ratio (1)	58.53		52.64		57.34		53.02

Net interest margin - fully tax equivalent basis	3.72		4.12		3.76		4.10

Net interest margin	3.66		4.05		3.69		4.03

Average interest-earning assets to average interest-bearing liabilities	118.46		117.76		118.65		118.15

Asset Quality Ratios:

Non-performing loans to total loans	0	.79%	0	.82%	0	.79%	0	.82%

Non-performing assets to total assets	0.52		0.56		0.52		0.56

Allowance for loan losses to total loans	1.38		1.28		1.38		1.28

Allowance for loan losses to non-performing loans	174.29		154.79		174.29		154.79

Net loan charge-offs to average loans (annualized)	0	.42%	0	.20%	0	.31%	0	.39%

Capital Ratios:

Average equity to average assets	8	.54%	8	.25%	8	.60%	8	.44%

Equity to total assets	8.52		8.57		8.52		8.57

Tangible book value per share (2)	$16.21		$15.22		$16.21		$15.22

Company's Capital Ratios:

Total capital (to risk-weighted assets)	13	.13%	12	.24%	13	.13%	12	.24%

Tier 1 capital (to risk-weighted assets)	11.29		10.34		11.29		10.34

Tier 1 capital (to average assets)	8.59		7.71		8.59		7.71

(1)	Equals total other expense excluding intangibles amortization expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(2)	Equals total stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.